Security Information






Security Purchased

Cusip
37247D106

Issuer
GENORTH FINANCIAL INC

Underwriters
Citigroup, Goldman Sachs, JP
Morgan, Merrill
Lynch, Morgan Stanley, BoA, CSFB,
DBSI,
Lehman Brothers, UBS, Wachovia

Years of continuous operation,
including predecessors
> 3 years

Ticker
GNW US

Is the affiliate a manager or co-
manager of offering?
Co-Manager

Name of underwriter or dealer from
which purchased
Merrill Lynch

Firm commitment underwriting?
Yes

Trade date/Date of Offering
3/2/2006

Total dollar amount of offering
sold to QIBs
 $2,332,340,000

Total dollar amount of any
concurrent public offering
 $-

Total
 $2,332,340,000

Public offering price
 $32.75

Price paid if other than public
offering price
 N/A

Underwriting spread or commission
 $0.82

Rating
N/A

Current yield
N/A







Fund Specific Information






Board
Total Share Amount
Purchased
$ Amount of
Purchase
% of Offering
Purchased by the
Fund

Chicago Funds





DWS Balanced Fund
Chicago
82,500
 $
2,701,875
0.12%

DWS Balanced VIP
Chicago
27,800
 $910,450
0.04%

New York Funds





DWS Capital Growth Fund
New York
        294,100
 $9,631,775
0.41%

DWS Capital Growth VIP
New York
                      167,400
 $5,482,350
0.24%

DWS Large Company Growth Fund
New York
                        56,700
 $1,856,925
0.08%

Total

628,500
 $20,583,375
0.88%







^The Security and Fund Performance
is calculated based on information
provided by State Street Bank.


*If a Fund executed multiple sales
of a security, the final sale date
is listed. If a Fund still held
the security as of the quarter-
end, the quarter-end date is
listed.